UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 11, 2000

Second Bancorp Incorporated
(Exact name of registrant as specified in its charter)

Ohio	0-15624	34-1547453

(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

108 Main Avenue S.W., Warren, Ohio	44482-1311

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 330-841-0123

Item 5. Other Events

On May 10, 2000, the Company issued the following press release:

SECOND BANCORP ELECTS BLOSSOM AS CHIEF EXECUTIVE OFFICER

Warren, Ohio, May 10, 2000—SECOND BANCORP INCORPORATED (Nasdaq “SECD”) reported that R. L. (Rick) Blossom has been elected chief executive officer of Second Bancorp Incorporated as announced at the company’s annual shareholders meeting in Warren, Ohio, on May 9, 2000. Mr. Blossom is president and chief executive officer of Second Bancorp Incorporated and president and chief executive officer of subsidiary Second National Bank. He also serves on the boards of directors of both companies.

Rick Blossom became president and chief operating officer of Second Bancorp and president and chief executive officer of Second National Bank in December 1999.

Prior to that, Mr. Blossom served as president, chief executive officer, and board member of First National Bank of Southwestern Ohio, as well as senior vice president and chief lending officer of First Southwestern’s parent company, First Financial Bancorp.

“The Second Bancorp Board continues to be pleased to have a banker the caliber of Rick Blossom leading these organizations,” says Alan G. Brant, Chairman of Second Bancorp. “We are impressed with the progress Second National Bank is making under his direction and his new responsibilities reflect our confidence in him and in the future.”

Second Bancorp is a $1.59 billion bank holding company providing a full range of commercial and consumer banking, trust, insurance and investment products and services to communities in a nine county area of Northeastern and East-Central Ohio through Second National Bank’s 36 office network.

Additional information about Second Bancorp can be found on the World Wide Web at www.prnewswire.com. Information about products and services offered by Second National Bank can also be accessed at www.secondnationalbank.com.

CONTACT: Christopher Stanitz, Executive Vice President and Secretary, 330-841-0234 or fax 330-841-0489.

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SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Second Bancorp Incorporated

Date: May 11, 2000	/s/ David L. Kellerman

David L. Kellerman, Treasurer